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                                                                    EXHIBIT 99

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                                  PRESS RELEASE
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               1510 N. Hampton Suite 300 - DeSoto, Texas 75115 -
                     Phone 972.228.7801 - Fax 972.228.7820


FOR IMMEDIATE RELEASE                      FOR ADDITIONAL INFORMATION
                                           CONTACT:  Keith S. Walters, Chairman
                                           President & CEO       (800) 752-5386

DeSoto, Texas, February 21, 2000



                      ENNIS BUSINESS FORMS, INC. TO ACQUIRE
                         NORTHSTAR COMPUTER FORMS, INC.


          Ennis Business Forms, Inc. (NYSE: EBF) and Northstar Computer Forms, Inc. (NASDAQ: NSCF) announced today that they have entered into a definitive merger agreement for Ennis to acquire all of the stock of Minneapolis-based Northstar Computer Forms, Inc. for approximately $42 million in cash ($14.00/share). Ennis expects the acquisition to be accretive to earnings for the year ended February 28, 2001.

         Northstar Computer Forms designs, manufactures and markets printed forms with an emphasis on machine-readable MICR (Magnetic Ink Character Recognition) printing. Northstar's two business concentrations are custom business/negotiable forms and internal bank forms. Northstar reported 1999 sales of $46.3 million, net income of $2.7 million and diluted earnings per share of $.93 for the year ended October 31.

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         Keith S. Walters, Chairman, President and Chief Executive Officer of
Ennis commented, "We are pleased with the acquisition of Northstar, and that the current Northstar management will continue to operate this successful business. Northstar's products complement our strategy of broadening our distributor channel offering."

         Chairman and CEO, Roger Bredesen of Northstar, commented, "This is a great strategic fit for our employees and customers. Ennis is a forward-looking company with multiple business concentrations. Our common business philosophies will provide a sound basis for future growth."

         Completion of the acquisition is subject to customary terms and conditions, Northstar shareholder approval and termination of the necessary waiting period under the Hart-Scott Rodino Act.

         Ennis Business Forms, Inc., is one of the largest private-label printed business product suppliers in the United States. Headquartered in DeSoto, Texas, the Company has 17 production facilities located in 12 states, strategically located to serve the Company's national network of distributors. Ennis offers an extensive product line from simple to complex forms, laser cut-sheets, tags, labels, presentation folders, commercial printing, advertising specialties, screen printed products, and point-of-purchase display advertising that can be designed to customer needs. In addition, Ennis maintains highly proficient regional Customer Sales Centers to support distributors in their business efforts.

         THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES OR OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER FROM THE RESULTS, PERFORMANCE OR OTHER EXPECTATIONS IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. ENNIS' EXPECTATIONS REGARDING RUN-RATE REVENUES ASSUME, AMONG OTHER THINGS, COMPLETION OF THE PENDING ACQUISITION, GENERAL ECONOMIC CONDITIONS, CONTINUED DEMAND FOR ITS PRODUCT, THE AVAILABILITY OF RAW MATERIALS, RETENTION OF ITS KEY MANAGEMENT AND OPERATING PERSONNEL, AS WELL AS OTHER FACTORS DETAILED IN ENNIS' FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

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